CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the use of our report dated September 24, 2007 on our audit of the financial statements of Bioenergy Inc. as of June 30, 2007 and for the period from May 8, 2006 (date of inception) to June 30, 2006 included or made part of this annual report of Form 10-K of Bioenergy Inc.

/s/ DALE MATHESON CARR-HILTON LLP

Vancouver, Canada
September 12, 2008